Exhibit 99.1
FOR IMMEDIATE RELEASE
DOLAN MEDIA ACQUIRES MAJORITY INTEREST IN DISCOVERREADY,
NATIONAL OUTSOURCED DISCOVERY MANAGEMENT PROVIDER
MINNEAPOLIS, MN — (November 6, 2009) — Dolan Media Company (NYSE: DM), a leading provider of professional services and business information to the legal, financial and real estate sectors in the United States, said today that it acquired an 85% equity interest in DiscoverReady, LLC, a leading provider of outsourced discovery management and fixed-fee document review services to major companies and their counsel.
With headquarters in New York City and an office in Charlotte, N.C., DiscoverReady assists major corporations and their counsel in litigation and regulatory matters by providing integrated discovery solutions that drastically reduce legal costs while delivering high quality, defensible document review. Its customers include leading law firms, major banks and Wall Street firms, and Fortune 500 corporations.
Dolan Media Company Chairman, President and Chief Executive Officer James P. Dolan said that DiscoverReady will become the third business line offered by Dolan Media’s Professional Services Division.
“This is an exciting step for us at Dolan Media because it brings a proven management team leading a company with an innovative and exciting set of competitive advantages,” said Jim Dolan. “DiscoverReady’s focus on large corporations, cost effective fixed-fee pricing models and recurring revenue strategies made it a very attractive addition to our Professional Services Division. We look forward to building on DiscoverReady’s already very strong growth.”
Co-founders James K. Wagner Jr. and Steven R. Harber will remain as chief executive officer and president, respectively, and will continue to run the company, reporting to Dolan Media Chief Operating Officer, Scott Pollei. Wagner, Harber and other employees control the 15% minority ownership of DiscoverReady. The company’s employees will be retained.
“We are very pleased to be a part of the Dolan Media family,” Wagner said. “We are excited to have such a strong foundation to support our clients, the long-term development of our team of professionals, and the continuing growth of our business.”
Harber said the match between companies was an attractive part of the deal. “Dolan Media is a natural fit for DiscoverReady due to its partner-driven approach of investing in quality companies and empowering management teams to scale rapidly and expand their business models,” Harber said.

Discovery, the process by which parties use the legal system to obtain relevant information, is expensive and time-consuming. Complex cases can involve millions of e-mails, electronic files and paper documents that must be reviewed. Explosive growth in legal costs is a major issue for large companies and their law firms, and discovery often is the biggest single cost component.
DiscoverReady uses proprietary processes and tools such as its PrivBank™, PrivView™, and Dynamic Data Analysis™ to streamline attorney document reviews and deliver defensible results at costs that can be as much as 40% lower than traditional methods. The company also provides technology management services.
Wagner and Harber were practicing attorneys before starting down entrepreneurial paths that led to the formation of DiscoverReady in 2005. Both men previously worked in legal technology fields, using their legal experience to solve challenges faced by law firms and corporate legal departments.
Dolan Media Company is a leading provider of professional services and business information to the legal, financial and real estate sectors. Its Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX, Counsel Press and now DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. The Company’s Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that it serves across the United States.
Dolan Media is simultaneously filing with the Securities Exchange Commission its quarterly report on Form 10-Q. which describes this transaction in more detail in both “Management’s Discussion and Analysis—Recent Acquisitions” and Item 5 of Part II. The Form 10-Q is available on the SEC’s web site at www.sec.gov.

Safe Harbor Statement
This release contains forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. The words “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause our actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: we have owned and operated DiscoverReady for a short period of time and none of our executive officers have managed or operated a discovery management or document review services company prior to the acquisition of DiscoveryReady; DiscoverReady's business revenues are very concentrated among a few customers and if these customers choose to manage their discovery with their own staff or by engaging another provider and if we are unable to develop new customer relationships, our operating results and the ability to execute our growth strategy may be adversely affected; integration of acquired businesses may place a strain on our management and internal systems, processes and controls; the acquisition of DiscoverReady may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of DiscoverReady into our company or to manage DiscoverReady or our growth; and (4) facing operational difficulties in new markets or with new product and service offerings; and we incurred additional indebtedness to close the acquisition of DiscoverReady and this additional debt may limit our ability to pursue other acquisitions or growth strategies. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 12, 2009, and Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC on August 7, 2009 and November 6, 2009, all available at the SEC’s web site at www.sec.gov, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.